EXHIBIT 10.18

3M ANNUAL INCENTIVE PLAN

1.	Purposes.

The purposes of the 3M Annual Incentive Plan are to help 3M attract and retain outstanding employees; to stimulate and reward business growth and creativity that leads to accelerating growth and profit for 3M and its stockholders; to align a portion of eligible employees’ pay with business performance and achievement of plans; and to provide an incentive to employees and improve their line of sight from business performance to 3M financial results.

2.	Definitions.
(a)	“Committee” means the Compensation Committee of 3M’s Board of Directors.
(b)

“Company” means 3M Company and those of its subsidiaries and affiliates that pay any portion of the compensation of its employees in the form of annual incentive compensation determined in accordance with this Plan.

(c)	“Participant” means an employee of the Company whose participation in the Plan has been approved by the Company pursuant to Section 4.
(d)	“Plan” means this 3M Annual Incentive Plan.
(e)	“Plan Administrator” means:
(i)	with respect to Section 16 Officers, the Committee; and
(ii)	with respect to all other employees of the Company, 3M’s Vice President, Total Rewards and Services, or his or her successor.
(f)	“Plan Year” means the 12-month period ending on December 31.
(g)	“Retires” or “Retirement” means the termination of a Participant's employment with the Company after attaining age 55 with at least 10 years of employment service.
(h)	“Section 16 Officer” means an employee of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.
3.	Term and Termination of the Plan.

This Plan initially became effective as of January 1, 2007, and was most recently amended effective as of February 3, 2020.  The Plan shall remain in effect until it is terminated by the Committee.

4.	Participation.

The Plan Administrator will determine:

(a)	which employees will be eligible to participate in and earn annual incentive compensation under this Plan, and the target amount of their annual incentive compensation for each Plan Year;
(b)

the business unit(s) to which each Participant is assigned for all or a portion of each Plan Year for the purpose of applying the Plan’s payout formula (as described in Exhibit A hereto) to the performance of the Company and/or such business unit to determine the amount of annual incentive compensation earned by such Participant for each Plan Year; and

(c)

the performance metrics to be used in measuring the performance of the Company and each of its business units for purposes of computing the annual incentive compensation earned under this Plan, and the percentage weighting applied to each of such performance metrics (subject to the requirement that the sum of such percentage weightings shall always equal 100% for the Company and each of its business units).

5.	Amounts of Annual Incentive.

The amount of annual incentive compensation earned by a Participant during a Plan Year will be determined by multiplying such Participant’s target annual incentive compensation amount for such Plan Year (allocated among each of the applicable performance metrics) by the payout percentage corresponding to the performance of the relevant business unit or the Company for such Plan Year, as determined under the Plan’s payout formula described in Exhibit A hereto.    For those Participants selected by the Plan Administrator, this amount may be adjusted up or down to reflect the individual performance or circumstances of such Participant during such Plan Year (as determined by the Plan Administrator in its discretion).  The performance of the Company and its business units for each Plan Year shall be determined by the Company in good faith, subject to such adjustments as the Committee may approve in its discretion to recognize circumstances which it believes to warrant special consideration.  Subject to any such adjustments approved by the Committee, the Company’s determination of its performance and the performance of its business units for purposes of this Plan will be final, conclusive and binding on all persons interested in the Plan.

6.	Payments of Annual Incentive.

All annual incentive compensation under this Plan shall be paid in the form of cash or in the form of shares of 3M stock, restricted stock or restricted stock units delivered pursuant to the 3M Company 2016 Long-Term Incentive Plan and/or its successor (subject to such restrictions as shall be determined by the Committee in its discretion).  All annual incentive payments for a Plan Year shall be completed no later than March 15 of the year following the end of such Plan Year.

7.	Plan Administration.

This Plan will be administered by the Plan Administrator; provided, however, that actions of the Plan Administrator with respect to individuals who are not Section 16 Officers shall be subject to the supervision and direction of the Committee.  The Plan Administrator will have full power and authority to interpret the Plan, to establish, amend and rescind any rules, forms or procedures as she deems necessary for the proper administration of the Plan, and to take any other action as she deems necessary or advisable in connection with the Plan.  With respect to Participants who live in or are subject to taxation in one or more countries other than the United States, the Plan Administrator may modify the provisions or operation of the Plan to enable it to comply with the provisions of applicable laws or regulations or to accommodate the applicable tax rules and laws.  Any decision made, action taken or interpretation made by the Plan Administrator that is not inconsistent with the provisions of this Plan will be final, conclusive and binding on all persons interested in the Plan.

8.	Amendments.

The Committee may at any time amend, modify or terminate this Plan, in whole or in part.

9.	Rights of Participants.

Nothing in this Plan or the fact that a person has received or become eligible to receive annual incentive compensation hereunder shall be deemed to give such person any right to be retained in the employ of the Company or to interfere with the right of the Company to discipline or terminate the employment of such person at any time for any reason whatsoever.  No person shall have any claim or right to receive annual incentive compensation under this Plan, except as provided in accordance with the provisions of this Plan and as approved by the Plan Administrator.    Unless otherwise specifically determined by the Company, the annual incentive compensation earned under this Plan will not be deemed a part of any Participant’s compensation for purposes of determining such Participant’s payments or benefits under any Company benefit plan, severance program or severance pay law of any country.  This Plan will be unfunded.  The Company will not have any obligation to set aside funds or segregate assets to ensure the payment of any annual incentive compensation earned hereunder.  This Plan will not establish any fiduciary relationship between the Company and any Participant or other person.

10.	Changes in Employment Status.

If a Participant’s employment with the Company terminates for any reason other than death or Retirement, participation in this Plan will end and any annual incentive compensation that would otherwise have been payable to such Participant for the Plan Year in which such termination occurs shall be cancelled (unless the Plan Administrator determines, in his, her or its discretion, that the Plan should pay all or a portion of such annual incentive compensation despite such termination).  A Participant who participates in the Plan for only part of a Plan Year (whether due to being newly hired, transferred to a new position, a  job reclassification,  a leave of absence, a termination of employment or any other reason) may receive prorated annual incentive compensation for such Plan Year, as determined by the Plan Administrator in his, her or its discretion.  A Participant who participates in the Plan for a full Plan Year but who experiences one or more changes in positions or business units during such Plan Year will be entitled to receive adjusted annual incentive compensation for such Plan Year, based on such prorations as shall be determined by the Plan Administrator in his, her or its discretion. The estate of a Participant who dies during a Plan Year or after the end of a Plan Year but prior to receiving payment for such Plan Year shall be entitled to receive either prorated annual incentive compensation or the full unreduced annual incentive compensation for such Plan Year, as determined by the Plan Administrator in his, her or its discretion.  A Participant who Retires from employment with the Company during a Plan Year or after the end of a Plan Year but prior to receiving payment for such Plan Year shall be entitled to receive either prorated annual incentive compensation or the full unreduced annual incentive compensation for such Plan Year, as determined by the Plan Administrator in his, her or its discretion.

11.	Clawback Provisions.

The gross amount of all payments actually or constructively received by a Participant under the Plan will be subject to recoupment by the Company to the extent required to comply with applicable laws, the rules of any securities exchange or automated quotation system on which the shares of the Company’s common stock are then listed, quoted or traded, or any policy of the Company providing for the reimbursement of incentive compensation.

12.	Withholding.

All payments of annual incentive compensation made pursuant to this Plan will be subject to withholding for all applicable taxes and contributions required by law to be withheld therefrom.

13.	No Assignment.

No right or interest of a Participant under this Plan shall be assignable or transferable, or subject to the claims of any creditor or to any liens.

14.	Successors.

All obligations of 3M under this Plan with respect to the payment of annual incentive compensation will be binding upon any successor to 3M, regardless of the reason or circumstances for such succession (whether by reason of merger, consolidation or the purchase of substantially all of the business and assets of 3M).

15.	Validity.

In the event any provision of this Plan should be determined to be illegal or invalid for any reason, it shall not affect the remaining provisions of the Plan which shall remain in effect as if the illegal or invalid provision had never been included herein.

16.	Governing Law.

The provisions of this Plan shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware,  disregarding the choice-of-law principles thereof.

3M ANNUAL INCENTIVE PLAN

EXHIBIT A

Payout formula for Business Unit Local Currency Sales vs. Plan performance metric:

Performance vs. Plan	payout %
Below Threshold	0.00%
Threshold 85%	25.00%
90%	50.00%
91%	55.00%
92%	60.00%
93%	65.00%
94%	70.00%
95%	75.00%
96%	80.00%
97%	85.00%
98%	90.00%
99%	95.00%
Target 100%	100.00%
101%	108.50%
102%	117.00%
103%	125.50%
104%	134.00%
105%	142.50%
106%	151.00%
107%	159.50%
108%	168.00%
109%	176.50%
110%	185.00%
Maximum 112%	200.00%

Payout formula for Business Unit Net Income Less Working Capital Charge vs. Plan performance metric:

Performance vs. Plan	payout %
Below Threshold	0.00%
Threshold 85%	62.50%
86%	65.00%
87%	67.50%
88%	70.00%
89%	72.50%
90%	75.00%
91%	77.50%
92%	80.00%
93%	82.50%
94%	85.00%
95%	87.50%
96%	90.00%
97%	92.50%
98%	95.00%
99%	97.50%
Target 100%	100.00%
101%	110.00%
102%	120.00%
103%	130.00%
104%	140.00%
105%	150.00%
106%	160.00%
107%	170.00%
108%	180.00%
109%	190.00%
Maximum 110%	200.00%

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Payout formula for Corporate Economic Profit vs. Prior Year performance metric:

Performance vs. pRIOR YEAR	payout %
Threshold 50%	0.00%
55%	10.00%
60%	20.00%
65%	30.00%
70%	40.00%
75%	50.00%
80%	60.00%
85%	70.00%
90%	80.00%
91%	82.00%
92%	84.00%
93%	86.00%
94%	88.00%
95%	90.00%
96%	92.00%
97%	94.00%
98%	96.00%
99%	98.00%
Target 100%	100.00%
101%	102.00%
102%	104.00%
103%	106.00%
104%	108.00%
105%	110.00%
106%	112.00%
107%	114.00%
108%	116.00%
109%	118.00%
110%	120.00%
115%	130.00%
120%	140.00%
125%	150.00%
Maximum 150%	200.00%

If performance exceeds the highest level shown above for one or more of the specified performance measures (i.e., Business Unit Local Currency Sales vs. Plan, Business Unit Net Income Less Working Capital Charge vs. Plan and Corporate Economic Profit vs. Prior Year), the “Payout %” achieved with respect

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to that performance measure will be the maximum “Payout %” specified for that performance measure.  For example, if Business Unit Net Income Less Working Capital Charge vs. Plan equals 112.2%, the “Payout %” attributable to that performance measure will nonetheless be 200% for that performance measure.

If actual results for any one or more of the performance measures falls between the performance levels shown above, the “Payout %” will be determined by linear interpolation.  For example, if Business Unit Local Currency Sales vs. Plan is 100.9%, the “Payout %” attributable to Business Unit Local Currency Sales vs. Plan will be 101.8%, determined as follows:

100% +	(100.9% - 100%)	x (102% - 100%) = 101.8%
(101% - 100%)

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